Filed Pursuant to Rule 424(b)(3)

Registration No. 333-207642

PROSPECTUS

COMBIMATRIX CORPORATION

1,565,303 SHARES OF COMMON STOCK

This prospectus relates to the resale at various times, by the selling stockholders identified in this prospectus, of up to 1,540,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), issuable upon exercise of certain warrants issued on April 29, 2015, and up to 25,303 shares of Common Stock issuable upon exercise of certain warrants issued on June 4, 2014 (collectively, the “Shares”).

The Shares are being offered by the selling stockholders identified in this prospectus (the “Selling Stockholders”). We may add, update or change the Selling Stockholders identified in this prospectus in a prospectus supplement. To the extent that a statement made in a prospectus supplement conflicts with statements made in this prospectus, the statements made in the prospectus supplement will be deemed to modify or supersede those made in this prospectus.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See “Use of Proceeds” on page 16 of this prospectus. The Selling Stockholders may sell their Shares on any stock exchange, market or trading facility on which the Shares are traded or quoted, or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” on page 21 of this prospectus.

We have agreed to pay certain expenses in connection with the registration of the Shares.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “CBMX.”  On November 6, 2015, the closing sale price of our Common Stock on The Nasdaq Capital Market was $1.00 per share.

Our principal executive offices are located at 310 Goddard, Suite 150, Irvine, California 92618.

These are speculative securities. Investing in these securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing any of the Common Stock offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 9, 2015.

In this prospectus, references to “we,” “us,” “our” or “CombiMatrix” mean CombiMatrix Corporation and its subsidiary.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you.  We encourage you to carefully read this entire prospectus and the documents to which we refer. The following summary is qualified in its entirety by reference to the information appearing elsewhere in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than its date, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Our Company

We provide valuable molecular diagnostic solutions and comprehensive clinical support for the highest quality of care.  We specialize in pre-implantation genetic screening, miscarriage analysis, prenatal and pediatric healthcare, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies.  We perform genetic testing utilizing a variety of advanced cytogenomic techniques, including microarray, standardized and customized fluorescent in-situ hybridization, or FISH, and high resolution karyotyping.  We emphasize support for healthcare professionals, to ensure data understanding and communication of results to patients.  We deliver high-technology driven answers, with a high degree of assistance for the ordering physician and staff.

Our principal business office is located at 310 Goddard, Suite 150, Irvine, California 92618, and our telephone number is (949) 753-0624. Our website address is www.combimatrix.com. Information contained in our website or any other website does not constitute part of this prospectus.

RECENT DEVELOPMENTS

The April 2015 Warrants

On April 29, 2015, pursuant to a Securities Purchase Agreement entered into on February 13, 2015 (the “Purchase Agreement”), we issued to selected accredited pre-existing investors (the “Private Placement Investors”), warrants to purchase up to an aggregate of 1,540,000 shares of Common Stock (the “Private Placement Warrants”, and the transactions contemplated by the Purchase Agreement, the “Warrant Financing”).  In consideration of an aggregate of $1,000, we had agreed to sell the Private Placement Warrants to the Private Placement Investors.

Each Private Placement Warrant had an original exercise price of $2.167 per share of common stock (subject to adjustment for stock splits and the like) and is exercisable at any time after August 18, 2015 and on or prior to the close of business on the five year anniversary of the initial exercise date, subject to the beneficial ownership limitation described below.  The Private Placement Warrants are not subject to price based anti-dilution protection.  If, at the time of exercise of a Private Placement Warrant, there is no effective registration statement registering for resale the shares of Common Stock issuable upon exercise of the Private Placement Warrant, the holder may exercise the Private Placement Warrant on a cashless basis.  When exercised on a cashless basis, a portion of the Private Placement Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of Common Stock purchasable upon such exercise.  We have elected to file this registration statement in order to prevent such a cashless exercise by holders of the Private Placement Warrants, pursuant to the terms thereof.

Subject to the beneficial ownership limitation described below, if, after the one year anniversary of the date of entering into the Purchase Agreement, the volume weighted average price of our Common Stock on Nasdaq exceeds 200% of the Private Placement Warrant exercise price for ten consecutive trading days, then we may, within one trading day thereafter, call for cancellation of up to 50% of the Private Placement Warrants for consideration equal to $0.001 per share of Common Stock underlying the Private Placement Warrants. We may not exercise our call rights if, among other things, there is no effective registration statement registering for resale the shares of Common Stock issuable upon exercise of the Private Placement Warrants.  Subject to limited exceptions, a holder of Private Placement Warrants will not have the right to exercise any portion of its Private Placement Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (which may be increased, but not above 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise.

Pursuant to the terms of the Purchase Agreement, we also agreed with the Private Placement Investors that while they hold any Private Placement Warrants, we will not effect or enter into an agreement to effect a “Variable Rate Transaction,” which means a transaction in which we: (i) issue or sell any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the shares of the Common Stock at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to our business; or (ii) enter into any agreement (including, without limitation, an equity line of credit) whereby we may sell securities at a future determined price. We also agreed with the Private Placement Investors pursuant to the Purchase Agreement that, except under certain permitted circumstances until the time that less than 7.5% of the Private Placement Warrants remain outstanding, neither we nor our subsidiaries shall issue, or enter into any agreement to issue, Common Stock or equivalents thereof at a price below the exercise price of the Private Placement Warrants.

On October 12, 2015, we entered into an Amendment No. 1 to the Private Placement Warrants with the holders thereof to reduce the exercise price of an aggregate of 1,512,638 of the 1,540,000 Private Placement Warrants to $1.10 per share. In consideration for entering into such amendment, each holder of Private Placement Warrants agreed to irrevocably waive ab initio and for all time its right to receive cash dividends on its shares of our Series E 6% Convertible Preferred Stock. Accordingly, 1,512,638 of the Private Placement Warrants have an exercise price of $1.10 per share and 27,362 of the Private Placement Warrants have the original exercise price of $2.167 per share.

The June 2014 Warrants

On June 4, 2014, we entered into an Amendment No. 2 to Common Stock Purchase Warrants (the “Amendments”) with holders of certain of our warrants that were originally issued on October 1, 2012 to remove the price anti-dilution and Black-Scholes repurchase provisions in such warrants.  In consideration of such Amendments, we issued additional warrants to such holders to purchase up to an aggregate of 25,303 shares of Common Stock (the “Additional Warrants”).  The Additional Warrants contain the same terms as the October 2012 warrants, as amended by the Amendments, including having an exercise price per share of $2.06 and an expiration date of April 1, 2018.

THE OFFERING

Shares of Common Stock Registered Hereunder:	Up to 1,565,303 Shares, representing Shares issuable upon exercise of the issued and outstanding Private Placement Warrants and Additional Warrants.

Common Stock Outstanding as of September 30, 2015:	12,680,927

Use of Proceeds:	The Shares offered by this prospectus will be sold by the Selling Stockholders. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

Risk Factors:

An investment in our securities involves a high degree of risk and could result in the loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 3 of this prospectus.

RISK FACTORS

An investment in our securities involves a number of risks.  Before making a decision to purchase our securities, you should carefully consider all of the risks described below, in addition to the other information contained in this prospectus, any prospectus supplement, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports filed on Form 8-K, and in our other filings with the SEC, including any subsequent reports filed on Forms 10-K, 10-Q and 8-K.  The risks and uncertainties described below are not the only ones that we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations.  If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected.  If this were to occur, the trading price for our securities could decline significantly and you may lose all or part of your investment.

Risks Related To Our Business

We may not be able to meet our cash requirements beyond 2016 without obtaining additional capital from external sources, and if we are unable to do so, we may not be able to continue as a going concern.

As of June 30, 2015, we had $7.1 million in cash and cash equivalents which we anticipate will meet our cash requirements into the third quarter of 2016.  However, in order for us to continue as a going concern beyond that point, we may be required to obtain capital from external sources.  If external financing sources are not available in a timely manner or at all, or are inadequate to fund our operations, it could result in reduced revenues and cash flows from the sales of our diagnostic services and/or could jeopardize our ability to launch, market and sell additional products and services necessary to grow and sustain our operations.

We have a history of losses and expect to incur additional losses in the future.

We have sustained substantial losses since our inception. We may never become profitable, or if we do, we may not be able to sustain profitability. We expect to incur significant research and development, marketing, general and administrative expenses. As a result, we expect to incur losses for the foreseeable future.

To date, we have relied primarily upon selling equity and convertible debt and equity securities to generate the funds needed to finance the implementation of our business strategies. We cannot assure you that we will not encounter unforeseen difficulties, including the outside influences identified below that may deplete our capital resources more rapidly than anticipated. We may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, which would require us to make additional investments or face a dilution of our equity interests. We cannot be sure that additional funding will be available on favorable terms, if at all. If we fail to obtain additional funding when needed, we may not be able to execute our business plans or continue operations, and our business may be materially adversely affected.

We began commercialization of our molecular diagnostics services in 2006. Accordingly, we have a limited operating history of generating revenues from services. In addition, we are still developing our technologies and service offerings and are subject to the risks, expenses and difficulties frequently encountered by companies with such limited operating histories. Since we have a limited operating history, we cannot assure you that our operations will become profitable or that we will generate sufficient revenues to meet our expenditures and support our activities.

Because our business operations are subject to many uncontrollable outside influences, we may not succeed.

Our business operations are subject to numerous risks from outside influences, including the following:

•                  Technological advances may make our array-based technology obsolete or less competitive, and as a result, our revenue and the value of our assets could materially decrease.

Our services are dependent upon oligonucleotide and SNP array-based technologies. These technologies compete with conventional diagnostic technologies such as karyotyping, FISH and polymerase chain reaction, or PCR-based tests. Our services are substantially dependent upon our ability to offer the latest in microarray technology in the chromosomal microarray analysis and proteomic markets. We expect to face additional competition from new market entrants and consolidation of our existing competitors. Many of our competitors have existing strategic relationships with major pharmaceutical and biotechnology companies, greater commercial experience and substantially greater financial and personnel resources than we do. We expect new competitors to emerge and the intensity of competition to increase in the future. If these companies are able to offer technological advances, our services may become less valuable or even obsolete. We cannot provide any assurance that existing or new competitors will not enter the market with the same or similar technological advances before we are able to do so.

•                  Our technologies face uncertain market value.

Our business includes many services, some of which were more recently introduced into the market. We cannot provide any assurance that the increase, if any, in market acceptance of these technologies and services will meet or exceed our expectations.

Further, we are developing services, some of which have not yet been introduced into the market. A lack of or limited market acceptance of these technologies and services will have a material adverse effect upon our results of operations.

•                  We obtain components and raw materials from a limited number of sources and, in some cases, a single source, and the loss or interruption of our supply sources may materially adversely impact our ability to provide testing services to meet our existing or future sales targets.

Substantially all of the components and raw materials used in providing our testing services, including microarray slides and reagents, are currently provided to us from a limited number of sources or in some cases from a single source. Any supply interruption in a sole-sourced component or raw material might result in up to a several-month delay and materially harm our ability to provide testing services until a new source of supply, if any, could be located and qualified. In addition, an uncorrected impurity or supplier’s variation in a raw material, either unknown to us or incompatible with our process, could have a material adverse effect on our ability to provide testing services. We may be unable to find a sufficient alternative supply channel in a reasonable time period, or on commercially reasonable terms, if at all.

Any one of the foregoing outside influences may require us to seek additional financing to meet the challenges presented or to mitigate a loss in revenue, and we may not be able to obtain the needed financing in a timely manner on commercially reasonable terms or at all. Further, any one of the foregoing outside influences affecting our business could make it less likely that we will be able to gain acceptance of our array technology by researchers in the pharmaceutical, biotechnology and academic communities.

Our revenues will be unpredictable, and this may materially adversely affect our financial condition.

The amount and timing of revenues that we may realize from our business will be unpredictable because whether our services are commercialized and generate revenues depends, in part, on the efforts and timing of our potential customers. Also, our sales cycles may be lengthy. As a result, our revenues may vary significantly from quarter to quarter, which could make our business difficult to manage and cause our quarterly results to be below market expectations. If this happens, the price of our common stock may decline significantly. Our revenues are also subject to seasonality factors and can be impacted by circumstances outside of our control, such as severe weather conditions that hamper or otherwise restrict when a patient seeking genetic diagnostic services such as ours visits the ordering physician.

The genetic diagnostic laboratory market is characterized by rapid technological change, frequent new product and services introductions, and evolving industry standards, and we may encounter difficulties keeping pace with changes in this market.

The introduction of diagnostic tests embodying new technologies and the emergence of new industry standards can render existing tests obsolete and unmarketable in short periods of time. We expect our competitors to introduce new products and services and enhancements to their existing products and services. We may not be able to enhance our current tests, or to develop new tests, in a manner that keeps pace with emerging industry standards and achieves market acceptance. Our inability to accomplish any of these endeavors will likely have a material adverse effect on our business, operating results, cash flows, and financial condition.

We face intense competition, and we cannot assure you that we will be successful competing in the market.

The diagnostics market is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product and services introductions. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Many of our competitors have greater financial and personnel resources and more experience in marketing, sales and research and development than we have. If we were not able to compete successfully, our business and financial condition would be materially harmed.

If our technology is not widely adopted by physicians and laboratories in the diagnostics market, our business will be materially adversely affected.

In order to be successful, our test offerings must meet the commercial requirements of hospitals and physicians and be considered the standard of care in order to be widely adopted. Market acceptance will depend on many factors, including:

•                  the benefits and cost-effectiveness of our services relative to others available in the market;

•                  our ability to provide testing services in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

•                  our ability to develop and market additional tests and enhance existing tests that are responsive to the changing needs of our customers; and

•                  the willingness and ability of customers to adopt new technologies or the reluctance of customers to change technologies upon which they have previously relied.

The U.S. FDA’s decision to regulate Laboratory Developed Tests (or “LDTs”) could prevent us from offering existing tests and/or delay the introduction of new testing services.

During 2014, the FDA publicly announced that it has decided to exercise regulatory authority over LDTs and that it plans to issue guidance to the industry regarding its regulatory approach. The FDA has indicated that it will use a risk-based approach to regulation and will direct more resources to tests with wider distribution and with the highest risk of injury, but that it will be sensitive to the need to not adversely impact patient care or innovation. On October 3, 2014, the FDA published two draft guidance documents regarding proposals for the regulation of LDTs in the Federal Register. The 120-day public comment period on the draft documents began at issuance and lasted until February 2, 2015. A public comment meeting was held in January 2015, and the final guidance may be published as early as late 2015. The regulatory approach adopted by the FDA may lead to an increased regulatory burden, including additional costs and delays in introducing new tests. While the ultimate impact of the FDA’s approach is unknown, it may be extensive and may result in significant change. Our failure to adapt to these changes could have a material adverse effect on our business.

U.S. healthcare reform legislation may result in significant changes and our business could be adversely impacted if we fail to adapt.

Government oversight of and attention to the healthcare industry in the United States is significant and increasing. In March 2010, U.S. federal legislation was enacted to reform healthcare. The legislation provides for reductions in the Medicare clinical laboratory fee schedule beginning in 2011 and also includes a productivity adjustment that reduces the CPI market basket update beginning in 2011. The legislation imposes an excise tax on the seller for the sale of certain medical devices in the United States, including those purchased and used by laboratories, beginning in 2013. The legislation establishes the Independent Payment Advisory Board, which will be responsible, beginning in 2014, annually to submit proposals aimed at reducing Medicare cost growth while preserving quality. These proposals automatically will be implemented unless Congress enacts alternative proposals that achieve the same savings targets. Further, the legislation calls for the Center for Medicare and Medicaid Innovation to examine alternative payment methodologies and conduct demonstration programs. The legislation provides for extensive health insurance reforms, including the elimination of pre-existing condition exclusions and other limitations on coverage, fixed percentages on medical loss ratios, expansion in Medicaid and other programs, employer mandates, individual mandates, creation of state and regional health insurance exchanges, and tax subsidies for individuals to help cover the cost of individual insurance coverage. The legislation also permits the establishment of accountable care organizations, a new healthcare delivery model.

While the ultimate impact of the health reform and related legislation on the healthcare industry is unknown, it is likely to be extensive and may result in significant change. Our failure to adapt to these changes could have a material adverse effect on our business.

A significant component of our revenue is dependent upon successful insurance claims. Our revenue will be diminished if payors do not adequately cover or reimburse us for our services.

Physicians and patients may decide not to order our high-complexity genomic microarray tests unless third-party payors, such as managed care organizations as well as government payors such as Medicare and Medicaid, pay a substantial portion of the test price. Reimbursement by a third-party payor may depend on a number of factors, including a payors’ determination that tests using our technologies are:

•                  not experimental or investigational;

•                  medically necessary;

•                  appropriate for the specific patient;

•                  cost-effective;

•                  supported by peer-reviewed publications; and

•                  included in clinical practice guidelines.

A substantial portion of the testing for which we bill our hospital and laboratory clients is ultimately paid by third-party payors. However, there is uncertainty concerning third-party payor reimbursement of any test, including our high-complexity genomic microarray tests. Several entities conduct technology assessments of medical tests and devices and provide the results of their assessments for informational purposes to other parties. These assessments may be used by third-party payors and health care providers as grounds to deny coverage for a test or procedure. It is possible that federal, state and third-party insurers may limit their coverage of our tests in the future.

Increasing emphasis on managed care in the United States is likely to put pressure on the pricing of healthcare services. Uncertainty exists as to the coverage and reimbursement status of new applications or services. Governmental payors and private payors are scrutinizing new medical products and services. Such third-parties may not cover, or may limit coverage and resulting reimbursement for our services.

Additionally, third-party insurance coverage may not be available to patients for any of our existing tests or tests we may add in the future. Any pricing pressure exerted by these third-party payors on our customers may, in turn, be exerted by our customers on us. If governmental payors, including their contracted administrators, and other third-party payors do not provide adequate coverage and/or timely reimbursement for our services, our operating results, cash flows, or financial condition may materially decline.

Our business could be adversely impacted by the adoption of new coding for molecular genetic tests.

Certain CPT codes that we use to bill for our microarray tests were omitted by CMS from the Clinical Laboratory Fee Schedule in 2013. The pricing omission has forced state Medicaid plans and third party payors to determine their own price independent of CMS’s recommendations (or lack thereof). There can be no guarantees that Medicaid and other payors will establish favorable reimbursement rates or adequate coverage policies. If payors do not recognize the value of the molecular genetic tests we offer or do not provide coverage for molecular tests such as ours, our revenues, earnings and cash flows could be adversely impacted.

Our cash flows and financial condition may materially decline if payors do not reimburse us for our services in a timely manner.

We depend on our payors to reimburse us for our services in timely manner. If our payors do not reimburse us in a timely manner, our cash flows and financial condition may materially decline.

Third-party billing is extremely complicated and could result in us incurring significant additional costs.

Billing for molecular laboratory services is extremely complicated. The client is the party that orders the tests and the payor is the party that pays for the tests, and the two are not typically the same. Depending on the billing arrangement and/or applicable law, we need to bill various payors, such as patients, health insurance companies, Medicare, Medicaid, doctors and employer groups, all of which have different billing requirements. Health insurance companies and governmental payors also generally require complete and correct billing information within certain filing deadlines. Additionally, our billing relationships require us to undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Health insurance companies also impose routine external audits to evaluate payments made. Additional factors complicating billing include:

•                  pricing differences between our fee schedules and the reimbursement rates of the payors;

•                  disputes with payors as to which party is responsible for payment; and

•                  disparity in coverage and information requirements among various carriers.

We incur significant additional costs as a result of our participation in the Medicare and Medicaid programs, as billing and reimbursement for laboratory testing are subject to considerable and complex federal and state regulations. The additional costs we expect to incur as a result of our participation in the Medicare and Medicaid programs include costs related to, among other factors: (1) complexity added to our billing processes; (2) training and education of our employees and customers; (3) implementing compliance procedures and oversight; (4) collections and legal costs; (5) challenging coverage and payment denials; and (6) providing patients with information regarding claims processing and services, such as advanced beneficiary notices. If these costs increase, our results of operations will be materially adversely affected.

Loss of or adverse changes to our accreditations or licenses could materially and adversely affect our business, prospects and results of operations.

The clinical laboratory testing industry is highly regulated. We are subject to CLIA, a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. We have a current certificate of accreditation under CLIA to perform testing. To renew this certificate, we are subject to survey and inspection every two years. Moreover, CLIA inspectors may make random inspections of our clinical reference laboratory. A failure to pass such inspections would result in suspension of our certificate of accreditation, which would have a material adverse effect on our business and results of operations.

We are also required to maintain a laboratory license to conduct testing in California. California laws establish standards for day-to-day operation of our clinical reference laboratory, including the training and skills required of personnel and quality control. Moreover, several states require that we hold licenses to test specimens from patients in those states. Other states may have similar requirements or may adopt similar requirements in the future. A failure to obtain and maintain these licenses would have a material adverse effect on our business and results of operations.

Complying with numerous regulations pertaining to our business is an expensive and time-consuming process, and failure to comply could result in significant penalties and suspension of one or more of our licenses.

Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

•      Federal and state laws applicable to billing and claims payment and/or regulatory agencies enforcing those laws and regulations;

•                  Federal and state laboratory anti-mark-up laws;

•                  Federal and state anti-kickback laws;

•                  Federal and state false claims laws;

•                  Federal and state self-referral and financial inducement laws, including the federal physician anti-self-referral law, or the Stark Law;

•                  Coverage and reimbursement levels by Medicare, Medicaid, other governmental payors and private insurers;

•                  Restrictions on reimbursements for our services;

•                  Federal and state laws governing laboratory testing, including CLIA;

•                  Federal and state laws governing the development, use and distribution of diagnostic medical tests known as “home brews”;

•                  Health Insurance Portability and Accountability Act of 1996, or HIPAA;

•                  Federal and state regulation of privacy, security and electronic transactions;

•                  State laws regarding prohibitions on the corporate practice of medicine;

•                  State laws regarding prohibitions on fee-splitting;

•                  Federal, state and local laws governing the handling and disposal of medical and hazardous waste; and

•                  Occupational Safety and Health Administration, or OSHA, rules and regulations.

The above-noted laws and regulations are extremely complex and, in many instances, there are no significant regulatory or judicial interpretations of such laws and regulations. We also may be subject to regulation in foreign jurisdictions as we seek to expand international distribution of our tests. Any determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, would materially adversely affect our business, prospects, results of operations and financial condition. Violations could also result in extensive civil and/or criminal penalties, loss of licensure or accreditation (which could in turn affect our ability to operate or collect reimbursement), exclusion from government healthcare programs or private payer networks, and other materially adverse effects. In addition, a significant change in any of these laws may require us to change our business model in order to maintain compliance with these laws, which could reduce our revenue or increase our costs and materially adversely affect our business, prospects, results of operations, and financial condition.

We are subject to significant environmental, health and safety regulation.

We are subject to licensing and regulation under federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials, as well as to the safety and health of laboratory employees. In addition, OSHA has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations, and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. In addition, the federally enacted Needlestick Safety and Prevention Act requires, among other things, that we include in our safety programs the evaluation and use of engineering controls such as safety needles if found to be effective at reducing the risk of needlestick injuries in the workplace. If we are found in violation of any of these regulations, we could be subject to substantial penalties or discipline and our business, prospects and results of operations could be materially and adversely affected.

Our business is subject to stringent laws and regulations governing the privacy, security and transmission of medical information, and our failure to comply could subject us to criminal penalties and civil sanctions.

Governmental laws and regulations protect the privacy, security and transmission of medical information. Such laws and regulations restrict our ability to use or disclose patient identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy and security regulations provide for significant fines and other penalties for wrongful use or disclosure of PHI, including potential civil and criminal fines and penalties. Such regulations were expanded under the HITECH Act, including rules impacting the release of protected health information, patients’ right to access such information, the content and manner of providing notice of a breach, and information system security requirements. We also could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information. In addition, the Secretary of the Department of Health and Human Services has published HIPAA regulations to protect the privacy of health information when it is exchanged electronically during certain financial and administrative transactions. These HIPAA transaction standards are complex and different payers interpret them differently. Complying with applicable transmission standards is costly and failure to comply could disrupt our receipts or subject us to penalties. Generally, any security breach of our information systems, including the theft of our patients’ financial information due to our failure to comply with applicable security standards, would adversely impact our business and our reputation.

Our services development efforts may be hindered if we are unable to gain access to patients’ tissue and blood samples.

The development of our diagnostic services requires access to tissue and blood samples from patients who have the diseases we are addressing. Our clinical development relies on our ability to secure access to these samples, as well as information pertaining to their associated clinical outcomes. Access to samples can be difficult since it may involve multiple levels of approval, complex usage rights and privacy rights, among other issues. Lack of or limited access to samples would harm our future services development efforts, which would have a material adverse effect on our business and results of operations.

If our current laboratory facility becomes inoperable or loses certification, we will be unable to perform our tests and our business will be materially adversely affected.

Our diagnostic tests are operated out of our CLIA-certified laboratory in Irvine, California. Currently, we do not have a second certified laboratory. Should our only CLIA-certified laboratory be unable to perform tests, for any reason, we may be unable to perform needed diagnostic tests in connection with our development of technologies services and our business will be materially adversely affected.

Our future success depends on the continued service from our scientific, technical and key management personnel and our ability to identify, hire and retain additional scientific, technical and key management personnel in the future.

There is intense competition for qualified personnel in our industry, particularly for laboratory technicians, scientific and medical experts and senior level management. Loss of the services of, or failure to recruit, these key personnel could be significantly detrimental to us and could materially adversely affect our business and operating results. We may not be able to continue to attract and retain scientific and medical experts or other qualified personnel necessary for the development of our business or to replace key personnel who may leave us in the future. If our business grows, it will place increased demands on our resources and likely will require the addition of new management personnel. An inability to recruit and retain qualified management and employees on commercially reasonable terms would adversely and materially affect our business.

As our operations expand, our costs to comply with environmental laws and regulations will increase, and failure to comply with these laws and regulations could materially harm our financial results.

Our operations involve the use, transportation, storage and disposal of hazardous substances and, as a result, we are subject to environmental and health and safety laws and regulations. As we expand our operations, our use of hazardous substances will increase and lead to additional and more stringent requirements. The cost to comply with these and any future environmental and health and safety regulations could be substantial. In addition, our failure to comply with laws and regulations, and any releases of hazardous substances into the environment or at our disposal sites, could expose us to substantial liability in the form of fines, penalties, remediation costs and other damages, or could lead to a curtailment or shut down of our operations. These types of events, if they occur, would materially adversely affect our financial results.

We could face substantial liabilities if we are sued for product liability.

Product liability claims could be filed by someone alleging that our tests failed to perform as claimed. We may also be subject to liability for errors in the performance of our tests. Such product liability and related claims could be substantial. Defense of such claims could be time consuming and expensive and could result in damages that are not covered by our insurance.

Exposure to possible litigation and legal liability may adversely affect our business, financial condition and results of operations.

In the past, we have been exposed to a variety of litigation claims and there can be no assurance that we will not be subject to other litigation in the future that may adversely affect our business, financial condition or results of operations.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could materially adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Any further growth by us or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to successfully implement our business plan.

As a public company, we are subject to complex legal and accounting requirements that will require us to incur substantial expense and will expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Failure to comply with these requirements can have numerous material adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, which would result in the loss of our eligibility to use Form S-3 for raising capital, loss of market confidence, delisting of our securities, governmental or private actions against us and/or liquidated damages payable to the holders of our Series A Warrants, Series C Warrants and Private Placement Warrants. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage compared to our privately held and larger public competitors.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our test offerings.

Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. Any of these scenarios could reduce the potential markets for our molecular diagnostic services, which reduction could have a material adverse effect on our business.

Risks Related To Investment In Our Securities

Small company stock prices are especially volatile, and this volatility may depress the price of our stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of small companies have been highly volatile. We believe that various factors may cause the market price of our stock to fluctuate, perhaps substantially, including, among others, announcements of:

•                  our or our competitors’ technological innovations;

•                  supply, manufacturing, or distribution disruptions or other similar problems;

•                  proposed laws regulating participants in the laboratory services industry;

•                  developments in relationships with collaborative partners or customers;

•                  our failure to meet or exceed securities analysts’ expectations of our financial results; or

•                  a change in financial estimates or securities analysts’ recommendations.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we become the object of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources, all of which could materially adversely affect the business and financial results of our business.

Future sales or the potential for future sales of our securities in the public markets may cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock or other securities to decline and could materially impair our ability to raise capital through the sale of additional securities. The shares of common stock issuable upon exercise of the Private Placement Warrants and the Additional Warrants will be freely tradeable upon effectiveness of the registration statement of which this prospectus forms a part. The shares of common stock issuable upon conversion of the Series E convertible preferred stock and exercise of the warrants issued in our February 2015 registered direct offering are freely tradable.  The shares of common stock issuable upon exercise of the warrants issued in our March 2013 registered direct offering and in our December 2013 public offering are freely tradable.  We have obligations to the investors in our 2012 private placement offering of Series A convertible preferred stock and warrants to purchase common stock and in our 2013 private placement offering of Series C convertible preferred stock and warrants to maintain the public registration of common stock underlying their issued and outstanding warrants.  We also have obligations to the investors in our April 2011 private placement that could require us to register shares of common stock held by them and shares issuable upon exercise of their warrants for resale on a registration statement.  If we raise additional capital in the future through the use of our existing shelf registration statement or if we register existing, or agree to register future, privately placed shares for resale on a registration statement, such additional shares would be freely tradable, and, if significant in amount, such sales could further adversely affect the market price of our common stock. The sale of a large number of shares of our common stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.

Our stock price could decline because of the potentially dilutive effect of future financings, preferred stock anti-dilution provisions or exercises of warrants and common stock options.

As of September 30, 2015, we had approximately 12.7 million shares of common stock issued and outstanding. Assuming exercise in full of all options and warrants outstanding as of September 30, 2015, plus the additional shares of common from conversions of the Series E convertible preferred stock (not taking into account any price-based or anti-dilution adjustments related to the Series E convertible preferred stock), approximately 24 million shares of our common stock would be outstanding. Any additional equity or convertible debt financings in the future could result in further dilution to our stockholders. Existing stockholders also will suffer significant dilution in ownership interests and voting rights and our stock price could decline as a result of potential future application of anti-dilution features of our Series E convertible preferred stock.

We may fail to meet market expectations because of fluctuations in our quarterly operating results, all of which could cause our stock price to decline.

Our revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that, in future periods, our revenues could fall below the expectations of securities analysts or investors, all of which could cause the market price of our stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

•                  our unpredictable revenue sources;

•                  the nature, pricing and timing of our and our competitors’ products and/or services;

•                  changes in our and our competitors’ research and development budgets;

•                  expenses related to, and our ability to comply with, governmental regulations of our services and processes; and

•                  expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

We anticipate significant fixed expenses due in part to our need to continue to invest in services development. We may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, all of which would materially adversely affect our operating results for that period. As a result of these fluctuations, we believe that period-to-period comparisons of our financial results will not necessarily be meaningful, and that you should not rely on these comparisons as an indication of our future performance.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at its web site at http://www.sec.gov/.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement. You may read or obtain a copy of the registration statement from the SEC in the manner described above.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  The documents under Commission file number 001-33523 that we incorporate by reference are:

1.                                      Our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 17, 2015;

2.                                      Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, as filed with the Securities and Exchange Commission on May 14, 2015 and August 7, 2015, respectively;

3.                                      Our Current Reports on Form 8-K or Form 8-K/A as filed with the Securities and Exchange Commission on January 6, 2015, February 13, 2015, March 5, 2015, March 13, 2015, March 18, 2015, April 22, 2015, April 28, 2015, April 29, 2015, June 19, 2015 and October 13, 2015 (other than information and exhibits furnished under Item 7.01); and

4.                                      The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 6, 2007 pursuant to Section 12(b) of the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference all reports and other documents that we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (a) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and prior to the termination of this offering, and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents (except for information and exhibits furnished under Items 2.02 or 7.01 of our current reports on Form 8-K). Any document or statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement. Any document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference.  Requests for documents should be submitted to the Corporate Secretary, CombiMatrix Corporation, 310 Goddard, Suite 150, Irvine, California 92618, or by telephone at (949) 753-0624.  Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements regarding us which include, but are not limited to, statements concerning our plans and objectives for future operations, assumptions underlying such plans and objectives, projected results of operations, capital expenditures, earnings, management’s future strategic plans, development of new technologies and services, litigation, regulatory matters, market acceptance and performance of our services, the success and effectiveness of our technologies and services, our ability to retain and hire key personnel, the competitive nature of and anticipated growth in our markets, market position of our services, marketing efforts and partnerships, liquidity and capital resources, our accounting estimates, and our assumptions and judgments. All statements, other than statements of historical fact, are forward looking statements. Such statements are based on management’s current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “estimates,” “should,” “would,” “could,” “may,” “will”, “ongoing,” “more likely to,” “with a view to,” “continue,” “focus,” “our future success depends,” “seek to continue,” or the negative of these words and variations of these words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future results and are subject to a number of risks, uncertainties and assumptions that are difficult to predict and that could cause our actual results to differ materially and adversely from those described in the forward-looking statements as a result of various factors, including those set forth in the section “Risk Factors” beginning on page 3 of this prospectus and elsewhere in, or incorporated by reference into, this prospectus. Such factors include, but are not limited to the following:

•                  our ability to successfully increase the volume of our existing tests, expand the number of tests offered by our laboratory, increase the number of customers and partners and improve reimbursement for our testing;

•                  market acceptance of chromosomal microarray analysis (“CMA”) as a preferred method over karyotyping;

•                  the rate of transition to CMA from karyotyping;

•                  changes in consumer demand;

•                  our ability to attract and retain a qualified sales force and key technical personnel;

•                  our ability to successfully develop and introduce new technologies and services;

•                  rapid technological change in our markets;

•                  supply availability;

•                  our ability to bill and obtain reimbursement for highly specialized tests;

•                  our ability to comply with regulations to which our business is subject, including changes in coding and reimbursement methods;

•                  legislative, regulatory and competitive developments in markets in which we and our subsidiaries operate;

•                  our limited market capitalization;

•                  future economic conditions;

•                  other circumstances affecting anticipated revenues and costs; and

•                  those additional factors which are listed under the section “Risk Factors” beginning on page 3 of this prospectus.

These forward looking statements speak only as of the date of this prospectus and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein, or in the documents incorporated by reference herein, to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law. Additional factors that could cause such results to differ materially from those described in the forward looking statements are set forth in connection with the forward looking statements.

USE OF PROCEEDS

The Shares offered by this prospectus will be sold by the Selling Stockholders. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of our Common Stock beneficially owned by the Selling Stockholders as of October 15, 2015.  The percentages shown in the table are based on 12,680,927 shares of Common Stock outstanding on that date.  Shares of Common Stock subject to options, warrants or other convertible securities which are exercisable within 60 days of October 15, 2015, are deemed to be beneficially owned by the person holding such options, warrants or other convertible securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.  Except as described in the preceding sentence, shares of Common Stock issuable upon exercise of outstanding options, warrants and other convertible securities are not deemed to be outstanding.

The table assumes that the Selling Stockholders sell all the Shares offered by them under this prospectus and sell none of the other shares of our Common Stock owned by the Selling Stockholders, if any. We cannot estimate the number of shares of Common Stock that will be held by the Selling Stockholders after completion of this offering because the Selling Stockholders may sell all or some of the Shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the Shares.  The term “Selling Stockholders” includes the stockholders listed below and their respective transferees, assignees, pledgees, donees or other successors.  The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of Shares.  The Selling Stockholders also may offer and sell less than the number of Shares indicated.  The Selling Stockholders are not making any representation that any Shares covered by this prospectus will or will not be offered for sale. Except as indicated below in this section or in the documents incorporated by reference in this prospectus, we are not aware of any material relationship between us and the Selling Stockholders within the past three years other than as a result of the Selling Stockholders’ beneficial ownership of our Common Stock.

	Beneficially Owned Prior to Offering			Number of Shares Being Offered by		Beneficially Owned After Offering
Selling Stockholder[1]	Number of Shares		Percent	Selling Stockholder in Offering[4]		Number of Shares[3]		Percent
Alpha Capital Anstalt	1,266,824	[2]	9.99%[2]	1,257,233		1,266,824	[2]	9.99%[2]
Alice Ann Corporation	108,379	[5]	*	18,672		89,707		*
Robert G. Allison	151,567	[6]	1.16%	26,159		125,408		*
William H. Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96	74,491	[7]	*	13,113		61,378		*
Gary A. Bergren	93,525	[8]	*	18,672		74,853		*
David and Carole Brown Trustees FBO David and Carole Brown Revocable Trust U/A dtd 10/23/97	37,849	[9]	*	7,857		29,992		*
Frances A. Gonyea	99,273	[10]	*	17,827		81,446		*
Dorothy J. Hoel	99,047	[11]	*	17,827		81,220		*
Stephanie L. Russo	52,990	[12]	*	11,000		41,990		*
Paul and Nancy Seel Joint Account WROS	58,668	[13]	*	9,829		48,839		*
E. Terry Skone TTEE E. Terry Skone Rev. Trust U/A dtd 11/30/2005	58,904	[14]	*	9,970		48,934		*
Entities affiliated with Longwood Capital Partners, LLC	893,644	[15]	7.05%[15]	157,144	[16]	893,644	[15,17]	7.05%[15,17]

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of Common Stock.

(1)

The address for Alpha Capital Anstalt is Pradafant 7, LI-9490 Vaduz, Fürstentum Liechtenstein. Konrad Ackermann has voting and investment power over the Shares being registered on behalf of Alpha Capital Anstalt. Longwood Capital Partners, LLC is the general partner of Longwood Opportunity Fund, LP and of Longwood Capital, LP and has voting and investment power over the Shares being registered on their behalf. Longwood Capital Partners, LLC is an investment manager of 2B LLC and has voting and investment power over the Shares being registered on its behalf. The address for Longwood Opportunity Fund, LP, Longwood Capital, LP, and 2B LLC is c/o Longwood Capital Partners, LLC, 1301 Shoreway Road, Suite 350, Belmont, CA 94002. The address for all other Selling Stockholders is c/o Perkins Capital Management, 730 East Lake Street, Wayzata, Minnesota 55391. Richard C. Perkins has voting and investment power over the Shares being registered on behalf of such other Selling Stockholders.

(2)

The securities held by the Selling Stockholder are subject to a blocker that would prevent such Selling Stockholder’s ownership at any given time from exceeding 9.99% of our outstanding Common Stock (the “Blocker”). Absent the Blocker and assuming all such securities are convertible or exercisable within 60 days, the Selling Stockholder would beneficially own an aggregate of 7,151,402 shares, or 38.5%, of our Common Stock, consisting of an aggregate of 1,258,775 shares of Common Stock, 606 shares of Common Stock issuable upon exercise of the Selling Stockholder’s warrants issued in our Series A Preferred Stock financing (“Series A Warrants”), 90 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Additional Warrants, 275,000 shares of Common Stock issuable upon exercise of the Selling Stockholder’s warrants issued in our Series B Preferred Stock financing, 819,672 shares of Common Stock issuable upon exercise of the Selling Stockholder’s warrants issued in our Series C Preferred Stock financing, 1,941,748 shares of Common Stock issuable upon exercise of the warrants issued in our Series D Preferred Stock financing (“Series D Warrants”), 1,026,939 shares of Common Stock issuable upon conversion of the Selling Stockholder’s Series E Preferred Stock, 571,429 shares of Common Stock issuable upon exercise of the warrants issued in our Series E Preferred Stock financing (“Series E Warrants”) and 1,257,143 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Private Placement Warrants.

(3)

The amounts beneficially owned by the Selling Stockholders after the offering include amounts previously registered, as applicable, on the resale Registration Statement on Form S-3 (File No. 333-185585) filed with the Securities and Exchange Commission on December 20, 2012, the resale Registration Statement on Form S-3 (File No. 333-187945) filed with the Securities and Exchange Commission on April 16, 2013, the resale Registration Statement on Form S-3 (File No. 333-188682) filed with the Securities and Exchange Commission on May 17, 2013, the resale Registration Statement on Form S-3 (File No. 333-189759) filed with the Securities and Exchange Commission on July 2, 2013, the resale Registration Statement on Form S-3 (File No. 333-193148) filed with the Securities and Exchange Commission on February 4, 2014, the Post-Effective Amendment No. 2 to Registration Statement on Form S-1 on Form S-3 (File No. 333-191211) filed with the Securities and Exchange Commission on April 28, 2014 and the Registration Statement on Form S-3 (File No. 333-198848) filed with the Securities and Exchange Commission on September 19, 2014, all as amended and supplemented to date.

(4)	Represents Shares issuable upon exercise of the Selling Stockholder’s Private Placement Warrants and, where applicable, Additional Warrants.

(5)

Consists of 25,735 shares of Common Stock, 19,721 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants, 2,958 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Additional Warrants, 24,272 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants, 12,836 shares of Common Stock issuable upon conversion of the Selling Stockholder’s Series E Preferred Stock, 7,143 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series E Warrants and 15,714 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Private Placement Warrants.

(6)

Consists of 20,000 shares of Common Stock, 59,159 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants, 8,873 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Additional Warrants, 24,272 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants, 14,120 shares of Common Stock issuable upon conversion of the Selling Stockholder’s Series E Preferred Stock, 7,857 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series E Warrants and 17,286 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Private Placement Warrants.

(7)

Consists of 16,314 shares of Common Stock, 14,088 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants, 2,113 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Additional Warrants, 16,990 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants, 8,986 shares of Common Stock issuable upon conversion of the Selling Stockholder’s Series E Preferred Stock, 5,000 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series E Warrants and 11,000 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Private Placement Warrants.

(8)

Consists of 15,735 shares of Common Stock, 19,721 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants, 2,958 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Additional Warrants, 19,418 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants, 12,836 shares of Common Stock issuable upon conversion of the Selling Stockholder’s Series E Preferred Stock, 7,143 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series E Warrants and 15,714 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Private Placement Warrants.

(9)

Consists of 7,867 shares of Common Stock, 12,136 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants, 6,418 shares of Common Stock issuable upon conversion of the Selling Stockholder’s Series E Preferred Stock, 3,571 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series E Warrants and 7,857 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Private Placement Warrants.

(10)

Consists of 27,961 shares of Common Stock, 14,088 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants, 2,113 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Additional Warrants, 19,417 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants, 12,837 shares of Common Stock issuable upon conversion of the Selling Stockholder’s Series E Preferred Stock, 7,143 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series E Warrants and 15,714 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Private Placement Warrants.

(11)

Consists of 27,734 shares of Common Stock, 14,088 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants, 2,113 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Additional Warrants, 19,418 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants, 12,837 shares of Common Stock issuable upon conversion of the Selling Stockholder’s Series E Preferred Stock, 7,143 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series E Warrants and 15,714 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Private Placement Warrants.

(12)

Consists of 11,015 shares of Common Stock, 16,990 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants, 8,985 shares of Common Stock issuable upon conversion of the Selling Stockholder’s Series E Preferred Stock, 5,000 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series E Warrants and 11,000 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Private Placement Warrants.

(13)

Consists of 13,567 shares of Common Stock, 13,147 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants, 1,972 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Additional Warrants, 12,136 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants, 6,418 shares of Common Stock issuable upon conversion of the Selling Stockholder’s Series E Preferred Stock, 3,571 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series E Warrants and 7,857 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Private Placement Warrants.

(14)

Consists of 7,867 shares of Common Stock, 14,088 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants, 2,113 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Additional Warrants, 16,990 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants, 6,418 shares of Common Stock issuable upon conversion of the Selling Stockholder’s Series E Preferred Stock, 3,571 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series E Warrants and 7,857 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Private Placement Warrants.

(15)

The Series D Warrants, Series E Preferred Stock, Series E Warrants and Private Placement Warrants held by the entities affiliated with Longwood Capital Partners, LLC are subject to a blocker that would prevent the exercise and/or conversion of such securities if such entities’ aggregate ownership at any given time would exceed 4.99% of our outstanding Common Stock (the “4.99% Blocker”) after such exercise and/or conversion. Absent the 4.99% Blocker and assuming all such securities are convertible or exercisable within 60 days, the entities affiliated with Longwood Capital Partners, LLC together would beneficially own an aggregate of 1,541,845 shares, or 11.6%, of our Common Stock, consisting of an aggregate of 893,644 shares of Common Stock, 291,262 shares of Common Stock issuable upon exercise of Series D Warrants, 128,366 shares of Common Stock issuable upon conversion of Series E Preferred Stock, 71,429 shares of Common Stock issuable upon exercise of Series E Warrants and 157,144 shares of Common Stock issuable upon exercise of Private Placement Warrants. Of these amounts, absent the 4.99% Blocker and assuming all such securities are convertible or exercisable within 60 days, Longwood Capital, LP would beneficially own an aggregate of 761,973 shares, or 5.72%, of our Common Stock, consisting of 438,916 shares of Common Stock, 126,269 shares of Common Stock issuable upon exercise of Series D Warrants, 70,601 shares of Common Stock issuable upon conversion of Series E Preferred Stock, 39,286 shares of Common Stock issuable upon exercise of Series E Warrants and 86,901 shares of Common Stock issuable upon exercise of Private Placement Warrants; Longwood Opportunity Fund, LP would beneficially own an aggregate of 287,416 shares, or 2.16%, of our Common Stock, consisting of 134,316 shares of Common Stock, 67,906 shares of Common Stock issuable upon exercise of Series D Warrants, 30,808 shares of Common Stock issuable upon conversion of Series E Preferred Stock, 17,143 shares of Common Stock issuable upon exercise of Series E Warrants and 37,243 shares of Common Stock issuable upon exercise of Private Placement Warrants; and 2B LLC would beneficially own an aggregate of 492,456 shares, or 3.69%, of our Common Stock, consisting of 320,412 shares of Common Stock, 97,087 shares of Common Stock issuable upon exercise of Series D Warrants, 26,957 shares of Common Stock issuable upon conversion of Series E Preferred Stock, 15,000 shares of Common Stock issuable upon exercise of Series E Warrants and 33,000 shares of Common Stock issuable upon exercise of Private Placement Warrants. Richard Lin is the Managing Member of Longwood Capital Partners, LLC, which has voting and investment power over all of the shares beneficially owned by Longwood Capital, LP, Longwood Opportunity Fund, LP and 2B LLC. Mr. Lin disclaims beneficial ownership over all of the shares beneficially owned by Longwood Capital, LP, Longwood Opportunity Fund, LP and 2B LLC, except to the extent of his pecuniary interest therein.

(16)

Shares being offered consist of 86,901 shares issuable upon exercise of Private Placement Warrants held by Longwood Capital, LP, 37,243 shares issuable upon exercise of Private Placement Warrants held by Longwood Opportunity Fund, LP and 33,000 shares issuable upon exercise of Private Placement Warrants held by 2B LLC.

(17)

After this offering, absent the 4.99% Blocker and assuming all such securities are convertible or exercisable within 60 days, Longwood Capital, LP would beneficially own an aggregate of 675,072 shares, or 5.06%, of our Common Stock, Longwood Opportunity Fund, LP would beneficially own an aggregate of 250,173 shares, or 1.88%, of our Common Stock, and 2B LLC would beneficially own an aggregate of 459,456 shares, or 3.45%, of our Common Stock.

The Shares being offered in this prospectus by the Selling Stockholders consist of shares of Common Stock issuable upon exercise of the issued and outstanding Private Placement Warrants and Additional Warrants. The Private Placement Warrants were acquired by certain Selling Stockholders pursuant to the Purchase Agreement and the Additional Warrants were acquired by certain Selling Stockholders in connection with the Amendments.

See “Recent Developments” beginning on page 1 of this prospectus for additional information regarding the sale and issuance of the Private Placement Warrants and the Additional Warrants to certain Selling Stockholders.

This prospectus also covers any additional shares of our Common Stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling Shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per security;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

We will pay certain fees and expenses incurred by us incident to the registration of the Shares.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any Shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale Shares by the Selling Stockholders.

We intend to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) such time as all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our securities by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dorsey & Whitney LLP, Costa Mesa, California.

EXPERTS

The consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014 and incorporated into this prospectus by reference have been audited by Haskell & White LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report and are incorporated in this prospectus by reference in reliance upon such report given upon the authority of them as experts in auditing and accounting.